Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
Heckmann Corporation,
a Delaware corporation;
Heckmann Acquisition II Corporation,
a Delaware corporation; and
China Water and Drinks, Inc.,
a Nevada corporation

Dated as of May 19, 2008

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Exhibit A	Certain Definitions

Exhibit B	Form of Conversion Agreement

Exhibit C	Form of Undertaking Agreement

Exhibit D	Form of Release Agreement

Exhibit E	Form of Majority Stockholder Written Consent Agreement

Exhibit F	Form of Registration Rights Agreement

Schedule A	List of Signatories for Conversion Agreement

Schedule B	List of Signatories for Undertaking Agreement

Schedule C	List of Signatories for Release Agreement

Schedule D	List of Signatories for Majority Stockholder Written Consent Agreements

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Execution Copy
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of May 19, 2008, by and among: Heckmann Corporation, a Delaware corporation (“Parent”); Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); and China Water and Drinks, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.
Recitals
A. Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub in accordance with this Agreement and the DGCL and NRS (the “Merger”). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will remain as a wholly owned Subsidiary of Parent.
B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger, and have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger provided for herein.
C. For U.S. federal income tax purposes, the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Treasury Regulations”).
D. Concurrently with the execution of this Agreement, Parent, the Company and holders set forth on Schedule A of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of the Company Common Stock are entering into a conversion agreement in substantially the form attached as Exhibit B (the “Conversion Agreement”), pursuant to which such holders, subject to the conditions therein, will (i) convert their Notes into Company Common Stock, (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio (as defined in Section 1.5(a)(iv)(B)) for each share of Company Common Stock acquired in respect of the Conversion as of the Effective Time, (iii) waive or suspend certain defaults, potential defaults and obligations of the Company under the Note Purchase Documents (as defined in the Conversion Agreement) on the terms set forth in the Conversion Agreement, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents, and in consideration for such waivers, releases, suspensions, and relinquishment of rights as holders of Notes, Parent will pay to such holders the Contingent Payment (as defined in the Conversion Agreement).
E. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock set forth on Schedule B are entering into an undertaking agreement in substantially the form attached as Exhibit C (the “Undertaking Agreement”), pursuant to which each such holder will (i) elect to receive in the Merger only cash at the Cash Election Price (as defined in Section 1.5(a)(iv)(A)) for each share of Company Common Stock held by such holder, and (ii) provide a general release of claims against the Company, Parent and Merger Sub.

F. Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock set forth on Schedule C are entering into a release agreement in substantially the form attached as Exhibit D (the “Release Agreement”), pursuant to which each such holder, subject to the conditions therein, will (i) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio for each share of Company Common Stock held by such holders as of the Effective Time, (ii) waive or suspend certain defaults and potential defaults of the Company under the PIPE Transaction Documents (as defined in the Release Agreement) on the terms set forth in the Release Agreement, (iii) as of the Effective Time, terminate the PIPE Transaction Documents, and release in full any and all rights of such holders in any shares of Company Common Stock owned or controlled by Xu Hong Bin that are subject to the Make Good Escrow Agreement (as defined in the Release Agreement), and in consideration for such waivers, releases and suspensions, Parent will pay to such holders the Contingent Payment (as defined in the Release Agreement).
G. Promptly after the execution of this Agreement, the holders of Company Common Stock set forth on Schedule D will execute and deliver agreements in substantially the form attached as Exhibit E (the “Majority Stockholder Written Consent Agreements”), pursuant to which each such holder will (i) Consent to and approve the Merger Agreement and the Merger, which consents shall be executed and delivered in accordance with NRS §78.320 and shall be irrevocable, and (ii) elect to receive in the Merger a specified proportion of cash and Parent Common Stock for each share of Company Common Stock held by such holder, and (iii) agree to certain restrictions on the shares of Parent Common Stock held by such holder following the Merger.
H. Concurrently with the execution of this Agreement, Parent and certain holders of Notes and Company Common Stock are entering into a registration rights agreement in substantially the form attached hereto as Exhibit F (the “Registration Rights Agreement”), pursuant to which Parent has agreed to register all of the shares of Parent Common Stock issuable to such holders as a result of the Merger (including all Contingent Payment Stock (as defined in the Conversion Agreement and Release Agreement)).
I. The Conversion Agreement, the Undertaking Agreement, the Release Agreement, the Majority Stockholder Written Consent Agreements and the Registration Rights Agreement are collectively referred to herein as the “Related Agreements.”
Agreement
The parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1: Description of Transaction.
1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Following the Effective Time, Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”).
1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and articles of merger satisfying the applicable requirements of the NRS (the “Certificates of Merger”) shall be duly executed by the Company and Merger Sub and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the States of Delaware and Nevada (the “Secretaries of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificates of Merger with the Secretaries of State, or (b) such later date and time as may be specified in the Certificates of Merger with the Consent of Parent. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
1.4 Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
1.4(a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;
1.4(b) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time;
1.4(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and
1.4(d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time.
1.5 Conversion of Shares.
1.5(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

(iv) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.5(c) below, each share of Company Common Stock then outstanding, other than Dissenting Shares (as defined in Section 1.10 below), shall be converted into the following (the consideration described in (A)) below being the “Cash Consideration”, the consideration described in (B) below being the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”):
(A) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to Sections 1.6(c), (d) and (e) (the “Cash Electing Shares”), the right to receive US$5.00 in cash from Parent (the “Cash Election Price”); or
(B) for each such share of Company Common Stock with respect to which an election to receive cash has not been effectively made or has been revoked pursuant to Sections 1.6(c), (d) and (e) (the “Stock Electing Shares”), the right to receive 0.8 of a share of Parent Common Stock (the fraction of a share of Parent Common Stock specified in this Section 1.5(a)(iv)(B) (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio”).
1.5(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.
1.5(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange on the date the Merger becomes effective.
1.6 Company Stock Elections.
1.6(a) Subject to Section 1.7 and to the terms of the Related Agreements, each Person who, on or prior to the Election Date referred to in Section 1.6(c) below, is a record holder of shares of Company Common Stock (and remains a record holder of such stock until the Effective Time) will be entitled, with respect to all or any portion of such holder’s shares, to make an unconditional election (a “Cash/Stock Election”) on or prior to such Election Date to receive, with respect to each such share, the Cash Election Price or shares of Parent Common Stock at the Exchange Ratio, respectively, on the basis hereinafter set forth.
1.6(b) Prior to the mailing of the Joint Proxy and Information Statement/Prospectus, Parent shall appoint a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.
1.6(c) The Company shall prepare and mail a form of election (the “Form of Election”) with the Joint Proxy and Information Statement/Prospectus to the record holders of Company Common Stock no later than the record date with respect to the determination of those stockholders of the Company entitled to receive the Joint Proxy and Information Statement/Prospectus. The Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Cash Election Price for any or all shares of Company Common Stock held by such holder. The Company will use its best efforts to make the Form of Election and the Joint Proxy and Information Statement/Prospectus available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder’s election to receive the Cash Election Price with respect to any or all of such holder’s shares of Company Common Stock shall have been properly made only if the Exchange Agent shall have received a Form of Election properly completed and signed at its designated office, by 5:00 p.m., New York City time, on the date specified in the Form of Election, which date shall not be later than one business day prior to the Closing Date (the “Election Date”).

1.6(d) Any Form of Election may be revoked only by a duly executed written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent that the Merger has been abandoned. If a Form of Election is revoked, the shares of Company Common Stock to which such Form of Election relates shall be treated as Stock Electing Shares.
1.6(e) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Cash Election Price have been properly made or revoked pursuant to this Section 1.6 with respect to shares of Company Common Stock, and as to the time when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Election Price for shares of Company Common Stock was not properly made with respect to such shares, then such shares shall be treated by the Exchange Agent as Stock Electing Shares, and such shares shall be exchanged in the Merger for shares of Parent Common Stock pursuant to Section 1.5(a)(iv)(B). The Exchange Agent shall also make all computations contemplated by Section 1.7, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock, except for manifest mathematical error. Parent and the Company shall make such rules as are consistent with this Section 1.6 and Section 1.7 for the implementation of the elections and computations provided for herein and therein as shall be necessary or desirable fully to effect such elections and computations.
1.7 Issuance of Stock Consideration and Payment of Cash Election Price. The manner in which each share of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Sections 1.5(a)(i) and (ii)) shall be converted as of the Effective Time into the right to receive the Cash Election Price or the Stock Consideration shall be as set forth in this Section 1.7.
1.7(a) As is more fully set forth below, the Total Cash Consideration (as defined below) in the Merger pursuant to this Agreement shall not be more than 60% of the sum of (i) the Total Stock Consideration, and (ii) the Total Cash Consideration (such limit, the “Cash Limitation”). For purposes hereof, (i) the term “Total Stock Consideration” means the product of (A) the Exchange Ratio, (B) the number of shares of Company Common Stock, other than shares of Company Common Stock issued upon conversion of the Notes, converted into Parent Common Stock, after the application, if and to the extent necessary, of Sections 1.7(d) and 1.7(e), and (C) the average of the high and low trading prices of the Parent Common Stock on the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange on the last business day prior to the date hereof or at the Effective Time, whichever average price is lower, and (ii) the term “Total Cash Consideration” means the sum (after the application, if and to the extent necessary, of Sections 1.7(d), 1.7(e)) of (A) all cash paid in connection with Cash/Stock Elections (including under the Related Agreements), (B) all cash paid in lieu of fractional shares pursuant to Section 1.5(c), (C) cash paid for Dissenting Shares (as defined in Section 1.10) and (D) such other amounts that may at any time be paid in connection with the events contemplated herein that Parent or the Company reasonably believes are required to be taken into account for purposes of the continuity of interest requirement under Section 368(a) of the Code. For these purposes cash that is paid for Dissenting Shares shall be computed as if holders of Dissenting Shares made the Cash Election.
1.7(b) Each share of Company Common Stock that constitutes a Stock Electing Share shall be converted into the right to receive Parent Common Stock at the Exchange Ratio pursuant to Section 1.5(a)(iv)(B).

1.7(c) If the Total Cash Consideration, as determined following the receipt of all Cash/Stock Elections, is equal to or less than the Cash Limitation, each share of Company Common Stock that constitutes a Cash Electing Share shall be converted into the right to receive the Cash Election Price pursuant to Section 1.5(a)(iv)(A).
1.7(d) If the Total Cash Consideration, as determined following the receipt of all Cash/Stock Elections, is more than the Cash Limitation, then the number of Cash Electing Shares shall be reduced, and the following holders of Company Common Stock who have made a Cash/Stock Election (each, a “Cash Electing Shareholder”) shall instead receive shares of Parent Common Stock at the Exchange Ratio to the extent and in the order described below until the Total Cash Consideration is equal to or less than the Cash Limitation:
(i) Each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash/Stock Election to receive as part of the Merger Consideration at least one whole share of Parent Common Stock pursuant to Section 1.5(a)(iv)(B) if such shares are treated as Stock Electing Shares, shall receive such one whole share of Parent Common Stock for such shares of Company Common Stock, at the Exchange Ratio pursuant to Section 1.5(a)(iv)(B), in lieu of receiving the Cash Election Price for such shares pursuant to Section 1.5(a)(iv)(A), provided, however, that if the application of this procedure to fewer than all of such Cash Electing Shareholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, Parent and the Exchange Agent will select by lot the Cash Electing Shareholders whose Cash/Stock Elections will be subject to the foregoing procedure;
(ii) If the application of Section 1.7(d)(i) is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, then, in addition to the application of Section 1.7(d)(i), each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash/Stock Election to receive as part of the Merger Consideration at least a second whole share of Parent Common Stock pursuant to Section 1.5(a)(iv)(B) if such shares are treated as Stock Electing Shares, shall receive such second whole share of Parent Common Stock for such shares of Company Common Stock, at the Exchange Ratio pursuant to Section 1.5(a)(iv)(B), in lieu of receiving the Cash Election Price for such shares pursuant to Section 1.5(a)(iv)(A), provided, however, that if the application of this procedure to fewer than all of such Cash Electing Shareholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, Parent and the Exchange Agent will select by lot the Cash Electing Shareholders whose Cash/Stock Elections will be subject to the foregoing procedure; and
(iii) If the application of Section 1.7(d)(ii) is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, under the principles of Section 1.7(d)(i) and (ii), then the Cash Electing Shares shall continue to be reduced, and each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash/Stock Election to receive as part of the Merger Consideration at least a third whole share and, to the extent necessary, greater than three whole shares, of Parent Common Stock pursuant to Section 1.5(a)(iv)(B) if such shares are treated as Stock Electing Shares, shall receive such third or more whole shares of Parent Common Stock for such shares of Company Common Stock, at the Exchange Ratio pursuant to Section 1.5(a)(iv)(B), in lieu of receiving the Cash Election Price for such shares pursuant to Section 1.5(a)(iv)(A), until the Total Cash Consideration is equal to or less than the Cash Limitation.

1.7(e) If, due to the existence of Dissenting Shares or due to any uncertainty in the calculation of the Cash Limitation, it reasonably appears to Parent or Company that the Merger may potentially fail to satisfy continuity of interest requirements under applicable principles relating to reorganizations under Section 368(a) of the Code, the number of Cash Electing Shares shall be reduced, and Cash Electing Shareholders shall instead receive one or more shares of Parent Common Stock in the order described in Section 1.7(d), to the extent necessary to enable the Merger to satisfy such requirements.
1.8 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Cash Election Price and/or shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock), as the case may be, as contemplated by Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.
1.9 Exchange of Certificates.
1.9(a) Promptly after the Effective Time, but in no event later than three (3) business days thereafter, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments (A) in respect of Cash Electing Shares in accordance with Section 1.5(a)(iv)(A), and (B) in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
1.9(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (1) the Cash Election Price in respect of all Cash Electing Shares with respect to which a Cash/Stock Election has previously been properly made and not revoked by such holder, and/or (2) a certificate or evidence of shares in book entry form representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Cash Election Price and/or the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.9(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property laws, escheat laws or similar laws, to receive all such dividends and distributions, without interest).
1.9(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for the applicable Merger Consideration to which the they may be entitled, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.
1.9(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
1.9(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
1.9(g) Anything herein to the contrary notwithstanding, shares of Parent Common Stock issuable in exchange for the shares of Company Common Stock held by Mr. Xu Hong Bin shall be placed in escrow to the extent required by and pursuant to the terms of the Majority Stockholder Consent Agreement between Parent and Mr. Xu Hong Bin.
1.10 Dissenting Shares. Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who (a) has not voted such shares in favor of the adoption of this Agreement and the Merger, (b) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such shares of Company Common Stock in accordance with NRS Section 92A.420 and (c) has not effectively withdrawn or forfeited such dissenter’s rights prior to the Effective Time (the “Dissenting Shares”), will not be converted into a right to receive Merger Consideration at the Effective Time. If, after the Effective Time, such holder fails to perfect or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, (i) such shares of Company Common Stock will be treated as if they had been converted as of the Effective Time pursuant to Section 1.5, without interest thereon, and (ii) the procedures in Section 1.7 will apply with respect to the payment of Merger Consideration with regard to such shares of Company Common Stock. The Company will give Parent prompt notice of any written notice received by the Company regarding dissenter’s rights with respect to shares of Company Common Stock, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written Consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

1.11 Treatment of Warrants.
1.11(a) At the Effective Time, subject to any necessary Consent of holders of warrants, each warrant issued by the Company to purchase shares of Company Common Stock (each a “Company Warrant”), which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically into a warrant to purchase shares of Parent Common Stock (a “Converted Warrant”) in an amount and at an exercise price determined as provided below (and each Converted Warrant otherwise shall remain subject to the terms of the applicable warrant agreement, notice or letter evidencing the issuance of the Company Warrant pursuant thereto).
(i) The number of shares of Parent Common Stock to be subject to a Converted Warrant shall be equal to the product of (x) the number of shares of Company Common Stock subject to the outstanding Company Warrant and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and
(ii) the exercise price per share of Parent Common Stock under a Converted Warrant shall be equal to the exercise price per share of Company Common Stock under the outstanding Company Warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.
1.11(b) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted Warrant an appropriate notice evidencing the foregoing assumption of the Company Warrant by Parent.
1.11(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Converted Warrants, including the authorization for listing of such shares on the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange.
1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, the Company or otherwise) to take such action.

SECTION 2: Representations and Warranties of the Company.
Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:
2.1 Organization and Good Standing.
2.1(a) The Acquired Corporations are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other Entity authority to conduct their respective businesses as now being conducted, to own or use their respective properties and assets that they each purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other Entity and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.
2.1(b) Part 2.1(b) of the Company Disclosure Schedule lists, as of the date hereof, all Acquired Corporations and indicates as to each the type of Entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. Part 2.1(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the certificate or articles of incorporation, bylaws and other organizational documents (collectively, the “Organizational Documents”) of each of the Acquired Corporations, as currently in effect.
2.1(c) The Company owns 48% of the issued and outstanding voting capital stock of China Bottles, Inc. (“China Bottles”), a Nevada corporation. The Company does not control China Bottles within the meaning of Rule 405 under the Securities Act and does not have any right to acquire any additional capital stock of China Bottles. Except for the foregoing and except as noted in the Company’s audited financial statements, the Company does not make any other representation or warranty in respect of China Bottles (other than as to any agreements to which it is a party listed in Part 2.1(c) of the Company Disclosure Schedule).
2.1(d) The Company has made available to Parent copies of the charters of each committee of the Company’s Board of Directors (the “Company Board”) and any code of conduct or similar policy adopted by the Company.
2.2 Authority; No Conflict.
2.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the Required Company Stockholder Vote to be effected pursuant to the Majority Stockholder Written Consent Agreements and the filing of the Certificates of Merger required by the DGCL and NRS). The Board of Directors of the Company has unanimously adopted this Agreement, declared it to be advisable and resolved to recommend to the stockholders of the Company that they vote in favor of the approval of this Agreement in accordance with the NRS. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relative to the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, or that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations.
2.2(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing of the Certificates of Merger as required by the DGCL and NRS, and (C) filings made in connection with applicable Antitrust Laws and investment laws set forth in Part 2.2(c) of the Company Disclosure Schedule, and (ii) such other Consents, filings or notifications, where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, or that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations.
2.3 Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares, $0.001 par value per share, of preferred stock (“Company Preferred Stock”). As of the date hereof, (a) 94,521,395 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 3,415,276 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Warrants, (c) 11,764,704 shares of Company Common Stock are reserved for issuance upon the conversion of outstanding Notes, (d) 1,523,578 shares of Company Common Stock are reserved for issuance to certain former stockholders of Pilpol (HK) Biological Limited (the “Pilpol Stockholders”), (e) 199,000 shares of Company Common Stock are reserved for issuance under an employee incentive plan, (f) no shares of Company Common Stock are held in the treasury of the Company and (g) no shares of Company Preferred Stock are issued or outstanding. There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company have the right to vote. Except as set forth in the second sentence of this Section 2.3, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Warrants or conversion of the Notes.

Except as set forth in this Section 2.3, as of the date hereof, other than the Company Warrants and the Notes, there are no Contracts or other obligations relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into, or exercisable or exchangeable for, equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the registration requirements of the Securities Act or any other state securities laws. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business.
2.4 SEC Reports.
2.4(a) The Company (which for purposes hereof, includes its predecessor, Ugods, Inc.) has filed on a timely basis all registration statements, forms, reports and documents required to be filed by it with the SEC for the period from May 14, 2007 to the date hereof, and to the Company’s Knowledge all such filings required to be made prior to May 14, 2007 were made on a timely basis. Part 2.4 of the Company Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment or as an exhibit to such filing) all of the following that have been filed with the SEC prior to the date hereof: (i) the Company’s Annual Reports on Forms 10-K or 10-KSB, (ii) the Company’s Quarterly Reports on Forms 10-Q or 10-QSB, (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, or by stockholder consents, (iv) the Company’s Current Reports on Form 8-K, (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, together with the exhibits filed or furnished therewith, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two business days prior to the date of this Agreement, the “Filed Company SEC Reports”). The Company files Company SEC Reports on a voluntarily basis pursuant to Section 15(d) of the Exchange Act. The Company does not have, and has never had, a class of “equity security” (as such term is defined in Rule 13d-1(i) promulgated under the Exchange Act) registered under Section 12 of the Exchange Act.
2.4(b) Each of the Company SEC Reports filed on or after May 14, 2007, as of the date of the filing of such report (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), (i) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

To the Company’s Knowledge, each of the Company SEC Reports filed prior to May 14, 2007, as of the date of the filing of such report (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), (i) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
2.4(c) The Company certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of SOX which are contained in the Company SEC Reports filed on or after May 14, 2007 complied with such laws and the rules and regulations of the SEC promulgated thereunder.
2.4(d) Except as set forth under Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Acquired Corporations have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.
2.4(e) From May 14, 2007 to the date hereof, the Company has been in compliance in all material respects with (i) the applicable rules and regulations of the Financial Institutions Regulatory Authority (“FINRA”) in respect of which the Company Common Stock is qualified for quotation and trading on the Over-the-Counter Bulletin Board (the “OTC-BB), and (ii) the applicable provisions of SOX. The Company has made available to Parent true, correct and complete copies of (A) all correspondence between the Acquired Corporations and the OTC-BB since May 14, 2007, and (B) all correspondence between the Acquired Corporations and FINRA since May 14, 2007. The Company has terminated, and will not renew during the term of this Agreement, its efforts to list the Company Common Stock on a national securities exchange. To the Company’s Knowledge, prior to May 14, 2007, the Company was in compliance in all material respects with (i) the applicable rules and regulations of FINRA in respect of which the Company Common Stock is qualified for quotation and trading on the OTC-BB, and (ii) the applicable provisions of SOX. To the extent that the following are in the Company’s possession, the Company has made available to Parent true, correct and complete copies of (A) all correspondence between the Acquired Corporations and the OTC-BB during the period from January 1, 2005 to May 14, 2007, and (B) all correspondence between the Acquired Corporations and FINRA during the period from January 1, 2005 to May 14, 2007.
2.4(f) Except as set forth under Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2007, (A) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting; and (B) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to the Company’s outside auditors and the audit committee of the Company Board and are set forth on Part 2.4(f) of the Company Disclosure Schedule.

2.5 Financial Statements.
2.5(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports (i) complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, (ii) was prepared in accordance with GAAP, (iii) fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Acquired Corporations as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (A) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Company Balance Sheet”), and (B) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations, taken as a whole), and (iv) are accompanied by an unqualified opinion of a registered independent public accounting firm acceptable to Parent and qualified to practice before the Public Company Accounting Oversight Board (the “PCAOB”). No financial statements of any Person other than the Subsidiaries of the Company are, or, have been, required by GAAP to be included in the consolidated financial statements of the Company. To the Company’s Knowledge, for the period from January 1, 2005 to May 14, 2007, no financial statements of any Person other than the Subsidiaries of the Company were required by GAAP to be included in the consolidated financial statements of the Company.
2.5(b) Part 2.5(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the documents creating or governing all of the Company’s Off-Balance Sheet Arrangements.
2.5(c) To the extent the Company Balance Sheet reflects any outstanding loans to or from any stockholders, officers or directors, or any of their Affiliates, of the Company, all such loans have been repaid or forgiven, as applicable, and are no longer outstanding as of the date hereof.
2.6 Property; Sufficiency of Assets. The Acquired Corporations (i) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Encumbrances except (A) Permitted Encumbrances securing payments not yet due and (B) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, in either case in such a manner as to have or be reasonably likely to have a Material Adverse Effect on the Acquired Corporations, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms which are specifically identified on Part 2.6 of the Company Disclosure Schedule) and are in possession of the properties purported to be leased thereunder. Each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, other than defaults that would not have or be reasonably likely to have a Material Adverse Effect on the Acquired Corporations. For the avoidance of doubt, the representations and warranties set forth in this Section 2.6 do not apply to Proprietary Rights, which matters are specifically addressed in Section 2.8.

2.7 Real Property; Equipment; Leasehold.
2.7(a) All items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted, except for deficient conditions and inadequacies which in the aggregate would not be reasonably expected to have a Material Adverse Effect.
2.7(b) Part 2.7(b) of the Company Disclosure Schedule sets forth each building or interest in real property, or obligation under any agreement, option or right to purchase any building or real property, including all real property leases and land use rights. This list includes the name of the Entity that owns or leases such property or that holds such land use right, the legal address and the use thereof. Each Acquired Corporation has good and marketable title or has a good and valid leasehold interest or land use right in all real property or buildings that it occupies or uses, free and clear of any Encumbrance other than Permitted Encumbrances. Such real property is neither subject to any decree or order of any Governmental Body to be sold nor is being condemned, expropriated or otherwise taken by any Governmental Body, with or without payment of adequate compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed to any Acquired Corporation. The Company has made available to Parent correct and complete copies of all leases, subleases, licenses, instruments evidencing land use rights and other agreements (including all amendments, modifications, supplements and extensions thereof) granting rights of use, occupancy or enjoyment to any Acquired Corporation.
2.7(c) The current and anticipated use of each building or real property occupied or used by any Acquired Corporation is in compliance with zoning (or equivalent in the PRC) and other restrictions. No Acquired Corporation has made any application for a rezoning of any of the real properties occupied or used by any Acquired Corporation, and the Company has no Knowledge of any proposed or pending change to any zoning affecting any of such real properties.
2.7(d) All utilities, including, without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by any Legal Requirement or necessary for the operation of any real property or building occupied or used by any Acquired Corporation are adequate (both in quality and quantity) to service such real property or buildings for their respective use as presently conducted thereon.
2.7(e) All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any building occupied or used by any Acquired Corporation and any improvement or other structure constructed on the real property occupied or used by any Acquired Corporation have been, or will as of the Closing Date be, fully paid or accrued, if billed, and no one is entitled to claim an Encumbrance under any Legal Requirement for such work performed by or on behalf of any Acquired Corporation. Any such accounts that have not been billed as of the Closing Date will be accurately reflected on the books of account of the Company.

2.7(f) Each of the buildings and real properties occupied or used by any Acquired Corporation is located along one or more dedicated public streets which provides access thereto.
2.7(g) There are no defects in, mechanical failure of or damage to the structural components located in any building or on any real property occupied or used by any Acquired Corporation except for defects, mechanical failures or damage that would not be reasonably likely to have a Material Adverse Effect.
2.7(h) There are no deeds of trust or mortgages related to the obligations or debts of the Company or any Subsidiary, which are an Encumbrance upon any building or real property owned by any Acquired Corporation.
2.7(i) There are no easements (or their equivalent in the PRC) on any building or real property occupied or used by any Acquired Corporation that affect its current or anticipated use in a manner that would be reasonably likely to have a Material Adverse Effect.
2.8 Proprietary Rights.
2.8(a) Part 2.8(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:
(i) Part 2.8(a)(i)(A) lists all of the Patents owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Part 2.8(a)(i)(B) lists all of the Patents in which any of the Acquired Corporations has any right, title or interest (including, without limitation, any interest acquired through a license, other right to use or any covenant not to sue/assert or other immunity from suit granted to any Acquired Corporation) other than those owned by the Acquired Corporations, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.
(ii) Part 2.8(a)(ii)(A) lists all of the Registered Trademarks owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed. Part 2.8(a)(ii)(B) lists all of the Registered Trademarks in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including, without limitation, any interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.
(iii) Part 2.8(a)(iii)(A) lists all of the Registered Copyrights owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for Copyright registration have been filed. Part 2.8(a)(iii)(B) lists all of the Registered Copyrights in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including, without limitation, any interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Copyrights have been registered and applications for Copyright registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.

2.8(b) The Acquired Corporations are the sole and exclusive owners of and have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 2.8(a)(i)(A), 2.8(a)(ii)(A) and 2.8(a)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances, except for (i) any lien for current Taxes not yet due and payable, and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid license and right to use all Proprietary Rights identified in Parts 2.8(a)(i)(B), 2.8(a)(ii)(B), and 2.8(a)(iii)(B) of the Company Disclosure Schedule and all Trade Secrets used by any Acquired Corporation, other than those owned by the Acquired Corporations (including, without limitation, interest acquired through a license or other right to use). With respect to any Proprietary Rights licensed from a third party, no third party that has licensed Proprietary Rights to any Acquired Corporation has any ownership or license rights to improvements or derivative works to such Proprietary Rights made by or on behalf of such Acquired Corporation. The Acquired Corporation Proprietary Rights identified in Part 2.8(a), together with the Trade Secrets used by any Acquired Corporation, constitutes (A) all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations as conducted prior to or on the date of this Agreement or as proposed to be conducted by Acquired Corporations, (B) all Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Products, and (C) all Proprietary Rights required for use of the Acquired Corporation Technology.
2.8(c) Part 2.8(c) lists all Contracts relating to any Acquired Corporation Proprietary Rights, any Acquired Corporation Technology or any Acquired Corporation Product, as follows:
(i) Part 2.8(c)(i) lists (A) any Contract granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights or Technology to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development Contracts related to any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products; (D) any Contract that restricts the use, transfer, delivery or licensing of Acquired Corporation Products, Acquired Corporation Proprietary Rights (or any tangible embodiment thereof) or any Acquired Corporation Technology, and (E) any Contract pursuant to which any Acquired Corporation granted any Person a covenant not to sue/assert or other immunity from suit under any Acquired Corporation Patents and any Contract pursuant to which any Person granted a covenant not to sue/assert or other immunity from suit in favor of any Acquired Corporation;
(ii) Part 2.8(c)(ii) lists all licenses, sublicenses, covenants not to sue/assert or other immunity from suit, and other Contracts to which any Acquired Corporation is a party and pursuant to which such Acquired Corporation is authorized to use any Proprietary Rights or Technology owned by any Person, excluding nonexclusive licenses for “off the shelf” software widely available through regular commercial distribution channels on standard terms and conditions (other than open source and general public licenses, as such term is defined below) that were obtained by the Acquired Corporations in the Ordinary Course of Business, at a cost not exceeding $200,000 individually or $500,000 in the aggregate. There are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products. No Acquired Corporation has transferred, licensed or sublicensed any Acquired Corporation Proprietary Right or Acquired Corporation Technology other than pursuant to written Contract signed by a duly authorized representative of such Acquired Corporation; and
(iii) None of the Acquired Corporations has entered into any written or oral Contract, or other arrangement to indemnify any other Person against any charge of infringement by any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Product other than unaltered indemnification provisions contained in standard form sales or other agreements with customers, end users or distributors arising in the Ordinary Course of Business, the forms of which have been made available to Parent or its counsel.

2.8(d)
(i) None of the Acquired Corporations jointly owns, licenses or claims any right, title or interest with any other Person in any Acquired Corporation Proprietary Rights or Acquired Corporation Technology. No current or former employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights or Acquired Corporation Technology in which any of the Acquired Corporations has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to Acquired Corporations.
(ii) No Person has asserted or threatened a claim, against an Acquired Corporation, nor to the Knowledge of the Company, are there any facts which could give rise to a claim, which would adversely affect any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights or Acquired Corporation Technology, or any Contract or other arrangement under which any Acquired Corporation claims any right, title or interest under any Acquired Corporation Proprietary Rights or Acquired Corporation Technology or restricts in any material respect the use, transfer, delivery or licensing by the Acquired Corporations of the Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products;
(iii) None of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology by any of the Acquired Corporations, the use, transfer or licensing of any Acquired Corporation Products by any of the Acquired Corporations, or which may adversely affect the validity, use or enforceability of any Acquired Corporation Proprietary Rights;
(iv) To the Knowledge of the Company, no Acquired Corporation Proprietary Rights or Acquired Corporation Technology owned by an Acquired Corporation have been infringed or misappropriated by any Person. To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.
(v) The Acquired Corporations have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain their Trademarks and no opposition proceedings have been commenced related thereto in any jurisdictions in which such proceedings are available. To the Knowledge of the Company, there does not exist any fact with respect to any Copyrights owned by the Acquired Corporations that would (i) preclude the issuance of any Registered Copyright from any Copyright applications, or (ii) render any such Copyrights invalid or unenforceable.
2.8(e) Each of the Acquired Corporations has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and restrict the use of all Trade Secrets in which any of the Acquired Corporations has any right, title or interest and otherwise maintain and protect the Acquired Corporation Proprietary Rights and Acquired Corporation Technology.

2.8(f) All Technology and Proprietary Rights (including tangible embodiments thereof) incorporated into or part of the Acquired Corporation Products, all Acquired Corporation Technology and all Acquired Corporation Proprietary Rights necessary for the manufacture, test, sale and use of the Acquired Corporation Products are solely owned by the Acquired Corporations. Each Acquired Corporation Product conforms and complies in all material respects with the terms and requirements of any applicable warranty. No customer or other Person has asserted in writing or, to the Knowledge of the Company, threatened to assert any claim against any Acquired Corporation under or based upon any warranty relating to any Acquired Corporation Product. The Company has received no written or, to the Knowledge of the Company, unwritten product liability claim related to any Acquired Corporation Product.
2.9 No Undisclosed Liabilities. The Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet, or (b) current liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.
2.10 Taxes.
2.10(a) The Acquired Corporations have filed or caused to be filed all Tax Returns (or applicable extensions) that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All Tax Returns (or applicable extensions) filed by (or that include on a consolidated basis) any of the Acquired Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all material respects true, complete and correct and filed on a timely basis.
2.10(b) The Acquired Corporations have, within the time and in the manner prescribed by Legal Requirements, paid (and until Closing will pay within the time and in the manner prescribed by Legal Requirements) all Taxes that are due and payable by the Acquired Corporations, except for Taxes being contested by the Company in good faith.
2.10(c) Each of the Acquired Corporations has complied (and until the Closing will comply) with all Legal Requirements, rules and regulations relating to the withholding of Taxes and has, within the times and in the manner prescribed by Legal Requirements, paid over (and until the Closing will pay over) to the proper Governmental Body all amounts required to be paid under Legal Requirements, rules and regulations relating to the paying over of Taxes.
2.10(d) To the Company’s Knowledge, no Tax Return of any of the Acquired Corporations is currently under audit or examination by any Governmental Body. No written notice of any such audit or examination has been received by any of the Acquired Corporations and none of the Acquired Corporations has Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters currently under discussion with any Governmental Body with respect to Taxes. No issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Part 2.10(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar reports or notices received in writing by any of the Acquired Corporations from any Governmental Body since May 14, 2007 and, to the extent in the possession of the Company, since January 1, 2005.

2.10(e) The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are in accordance with GAAP. No material differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books of the Acquired Corporations to the extent accrual is required for such assets under GAAP. There exists no proposed assessment of Taxes against any of the Acquired Corporations that is unresolved.
2.10(f) No Encumbrance for Taxes exists with respect to any assets or properties of any of the Acquired Corporations, nor will any such Encumbrances exist at Closing except for Permitted Encumbrances.
2.10(g) Part 2.10(g) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body but excluding customary tax indemnities contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes) to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound. No such agreements shall be modified or terminated after the date hereof prior to Closing without the Consent of Parent.
2.10(h) None of the Acquired Corporations has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.
2.10(i) None of the Acquired Corporations has executed any outstanding waivers or comparable Consents regarding the application of the statute of limitations on assessment with respect to any Taxes or Tax Returns.
2.10(j) No power of attorney currently in force has been granted by any of the Acquired Corporations concerning any Taxes or Tax Return.
2.10(k) Part 2.10(k) of the Company Disclosure Schedule lists, and Company has made available to Parent complete and accurate copies of, all material Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods beginning after 2004.
2.10(l) Part 2.10(l) of the Company Disclosure Schedule lists, and Company has made available to Parent true and complete copies of, all material memoranda and material written opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other Tax advisors, which have been received by any of the Acquired Corporations with respect to Taxes.
2.10(m) None of the Acquired Corporations is required to include in income any adjustment for a taxable period for which the statute of limitations period remains open pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and to the Company’s Knowledge, the Internal Revenue Service has not proposed any such change in accounting method.
2.10(n) The amount of each Acquired Corporation’s net operating loss carryovers for U.S. federal income tax purposes, if any, and the dates on which they arose, are set forth in Part 2.10(n) of the Company Disclosure Schedule.
2.10(o) The amount of each Acquired Corporation’s tax credit carryover for U.S. federal income tax purposes, and the nature of those tax credits and years in which they arose, are set forth in Part 2.10(o) of the Company Disclosure Schedule.

2.10(p) No election under Section 338 of the Code has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties for any taxable period for which the statute of limitations period remains open.
2.10(q) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan (as defined in Section 2.11(a)), program, arrangement or understanding in effect.
2.10(r) None of the Acquired Corporations is a party to any agreement, Contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.
2.10(s) None of the Acquired Corporations has taken any action, nor to the Company’s Knowledge is there any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
2.10(t) None of the Acquired Corporations is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account, in each case, arising or occurring prior to the Closing Date and described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
2.10(u) None of the Acquired Corporations has participated in any transaction that is either a “listed transaction” or that the Acquired Corporation believes in good faith is a “reportable transaction” or a “transaction of interest” (all as defined in Section 1.6011-4 of the Treasury Regulations).
2.10(v) None of the Acquired Corporations has, nor has ever had, a permanent establishment in any country other than its country of organization.
2.10(w) No Acquired Corporation is a party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code that would subject any Person to Tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.
2.10(x) All material related party transactions involving any Acquired Corporation are in compliance with applicable U.S. and foreign transfer pricing principles and documentation requirements and, to the extent applicable, Section 482 of the Code and the Treasury Regulations promulgated thereunder, as well as any comparable provisions of state, local, or foreign law, to the extent applicable.
2.10(y) All dividends and other distributions declared and payable on the shares of capital stock of the Company and each of its Subsidiaries may under the current laws and regulations of the jurisdiction of incorporation of the Company and such Subsidiary be paid to their respective stockholders, and all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations and are otherwise free and clear of any other Tax, withholding or deduction and without the necessity of obtaining any Governmental Authorization from any Governmental Body having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties. Dividends declared with respect to after-tax retained earnings on the equity interests of the PRC Subsidiaries may under the current laws and regulations of the PRC (which are subject to change, possibly with retroactive effect) be paid to their respective shareholders, in Renminbi that may be converted into U.S. dollars and freely transferable out of the PRC, subject to the successful completion of PRC formalities required for such remittances and all such dividends and distributions.

2.10(z) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will, directly or indirectly cause any of the Acquired Corporations to become subject to or to become liable for the payment of any Tax, or to lose any material Tax benefit, except that the representation and warranty contained in this Section 2.10(z) does not apply to the United States federal or state income tax treatment of the Contemplated Transactions described in Section 2.10(s), Recital C, Section 5.8 and Section 6.1(f).
2.11 Employee Benefits.
2.11(a) There has not been (i) any adoption or material amendment by any of the Acquired Corporations of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan or any employment or service agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations (collectively, “Benefit Plans”), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2007, except, in the case of subsections (i) and (ii), for the adoption of an employee incentive plan, under which (A) 199,000 shares of Company Common Stock reserved for issuance, and (B) no shares of Company Common Stock have been issued. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations, and all Benefit Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the Consent of any participant or other party.
2.11(b) Part 2.11(b) of the Company Disclosure Schedule includes a complete list of all Benefit Plans, whether or not written, and whether covering one Person or more than one Person, sponsored or maintained by any Acquired Corporation, to which any Acquired Corporation contributes or is obligated to contribute, or with respect to which an Acquired Corporation has or may have any liability.
2.11(c) Except as set forth on Part 2.11(c) of the Company Disclosure Schedule, no executive officer of any Acquired Corporation (as defined in Rule 501(f) of the Securities Act) has notified the Company or any Subsidiary that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company or any Subsidiary. No executive officer of the Company or any of its Subsidiaries, to the Knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other Contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters.

2.11(d) There are no outstanding and unpaid loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent Contract, other than routine travel and expense advances made to employees in the Ordinary Course of Business. Except as reflected in the Company SEC Reports, the Acquired Corporations have not, since May 14, 2007, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. There are no such loans reflected in the Company’s books and records, or in the financial statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
2.11(e) Each of the Acquired Corporations has complied, and are presently in compliance with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees. During the three-year period prior to the date of this Agreement, none of the Acquired Corporations has been a party to any action in which any of the Acquired Corporations was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.
2.11(f) Except as described on Part 2.11(f) of the Company Disclosure Schedule, there are no retired employees, officers, managers or directors of any of the Acquired Corporations, or their dependents, receiving benefits or scheduled to receive benefits from any of the Acquired Corporations in the future.
2.12 Compliance with Legal Requirements; Governmental Authorizations.
2.12(a) The Acquired Corporations are, and from May 14, 2007 to the date hereof the Acquired Corporations at all times have been, in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, except to the extent that any non-compliance could not be reasonably be expected to have a Material Adverse Effect. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature, except in the case of subsections (i) and (ii) to the extent that any occurrence, circumstance, violation, failure or non-compliance could not reasonably be expected to have a Material Adverse Effect. From May 14, 2007 to the date hereof, none of the Acquired Corporations has received any written notice or other written communication or, to the Knowledge of the Company, any unwritten notice or unwritten communication, from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement or obligation to take remedial action in respect thereof.
2.12(b) To the Company’s Knowledge, prior to May 14, 2007, the Acquired Corporations were at all times in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, except to the extent that any non-compliance could not be reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, prior to May 14, 2007, none of the Acquired Corporations received any notice or other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement or obligation to take remedial action in respect thereof.

2.13 Environmental Matters. To the Company’s Knowledge, each Acquired Corporation is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each such Acquired Corporation of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except to the extent that any such non-compliance or violation could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Acquired Corporations has received any written communications or, to the Knowledge of the Company, any unwritten communications, from a Governmental Body alleging that any Acquired Corporation is not in such compliance, and there are no past or present actions or, to the Knowledge of the Company, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. None of the Acquired Corporations has ever been subject to, or received any written notice, or to the Knowledge of the Company, any unwritten notice, of any private, administrative or judicial action alleging a material violation of Environmental Laws, or any written notice, or to the Knowledge of the Company, any unwritten notice, of any such claim, and, to the Company’s Knowledge, there is no reasonable basis for any such notice or action and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Agency regarding any matter relating to health, safety or protection of the Environment. To the Company’s Knowledge, no facts, events or conditions with respect to the past or present operations or Facilities exist which interferes with or prevents continued compliance with, or gives rise to any common law or statutory liability or otherwise form the basis of any claim involving any non-compliance with Environmental Laws.
2.14 Legal Proceedings.
2.14(a) There is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.
2.14(b) To the Knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.
2.15 Absence of Certain Changes and Events. Since December 31, 2007, the Acquired Corporations have conducted their businesses only in the Ordinary Course of Business and there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance exists that would be reasonably likely to result in a Material Adverse Effect on the Acquired Corporations, or:
2.15(a) any loss, damage or destruction to, or any interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;
2.15(b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

2.15(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued to the Pilpol Stockholders, upon the valid exercise of Company Warrants, or upon the valid conversion of the Notes), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;
2.15(d) any amendment or waiver of any of the rights of any Acquired Corporation under any provision of any Contract evidencing any Company Warrant;
2.15(e) any amendment to any Organizational Document of any of the Acquired Corporations;
2.15(f) any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;
2.15(g) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;
2.15(h) any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;
2.15(i) any material Tax election by any Acquired Corporation;
2.15(j) any commencement or settlement of any Legal Proceeding by any Acquired Corporation; or
2.15(k) any agreement or commitment to take any of the actions referred to in clauses (a) through (i) above.
2.16 Contracts; No Defaults.
2.16(a) Part 2.16(a) of the Company Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available to Parent copies of, each Acquired Corporation Contract and other instrument or document (including any amendment to any of the foregoing):
(i) described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;
(ii) with any director, officer or Affiliate of the Company;
(iii) evidencing, governing or relating to indebtedness for borrowed money,
(iv) not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $25,000;

(v) that in any way purports to limit the freedom of any Acquired Corporation or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;
(vi) relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which any of the Acquired Corporations is obligated to make any severance, termination or similar payment in excess of $50,000 to any current or former employee or director, or pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $50,000 to any current or former employee or director;
(vii) (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights and/or Technology (except for any Contract pursuant to which (i) any Proprietary Rights is licensed to the Acquired Corporations under any third party software license generally available to the public, or (ii) any Proprietary Rights is licensed by any of the Acquired Corporations to any Person on a non exclusive basis pursuant to an unmodified standard license agreement, the form of which has been provided to Parent); or (B) of the type referred to in Section 2.8(c);
(viii) providing for indemnification of any officer, director, employee or agent;
(ix) (A) relating to the acquisition (by merger, consolidation or otherwise), issuance, voting, registration, sale or transfer of any securities of any Person, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, (C) relating to the acquisition of the assets of any Person (other than the acquisition of assets in the Ordinary Course of Business), or (D) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Warrants;
(x) incorporating or relating to any guaranty, warranty or indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously made available by the Company to Parent;
(xi) relating to any currency hedging;
(xii) imposing or containing a covenant not to sue or similar provisions;
(xiii) (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations under a commercial relationship, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);
(xiv) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;
(xv) contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $50,000 in the aggregate; and
(xvi) any other Contract, if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

Each of the foregoing is a “Material Contract.”
2.16(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.
2.16(c) (i) None of the Acquired Corporations has breached, or committed any default under, any Acquired Corporation Contract, except for breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since May 14, 2007 (and to the Knowledge of the Company as to the period from January 1, 2005 to May 14, 2007), none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.
2.17 Insurance. Part 2.17 of the Company Disclosure Schedule sets forth all of the Company’s currently effective insurance policies. All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice, or to the Knowledge of the Company, any unwritten notice, from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.
2.18 Labor Matters. (a) None of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization; (b)  none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (d)  no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; (e)  no material grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; and (f) none of the Acquired Corporations is a party to, or otherwise bound by, any Consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

2.19 Interests of Officers and Directors. None of the officers or directors of any of the Acquired Corporations or any of their respective Affiliates (other than the Acquired Corporations) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, Contract, agreement, arrangement or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for the normal rights of a stockholder and rights under the Benefit Plans.
2.20 Business Relationships. The execution of this Agreement and the consummation of the Merger and the other Contemplated Transactions will not materially adversely affect the relationships of the Acquired Corporations with any material customers, distributors, licensors, designers and suppliers. None of the Acquired Corporations has received any notification that any material distributor, reseller, original equipment manufacturer, customer, supplier, foundry or manufacturer will discontinue or materially reduce the purchase, supply or manufacture, as the case may be, of any Acquired Corporation Products.
2.21 Rights Plan; Anti-Takeover Statutes. The Company does not now have, nor has it ever had, any stockholder rights plan or “poison pill” in effect, including, without limitation, any agreement with a third party trust or fiduciary Entity with respect thereto. The Company has taken all appropriate and necessary actions so that the restrictions on business combinations contained in Section 78.411 to 78.444, inclusive, of the NRS will not apply to Parent or Merger Sub or to this Agreement, the Merger, the Conversion Agreement, the Undertaking Agreement, the Release Agreement or the other Contemplated Transactions. Except for Section 78.438 of the NRS (which has been rendered inapplicable by action of the Company’s Board of Directors prior to the execution hereof pursuant to the foregoing sentence), no “moratorium,” “acquisition of controlling interest,” “control share,” “fair price,” “combinations with interested stockholders,” “business combination,” or other similar anti-takeover statutes, laws or regulations of any state, including the State of Nevada (and including the NRS), or any applicable anti-takeover provision in the articles or certificate of incorporation or bylaws of any of the Acquired Corporations is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Conversion Agreement, the Undertaking Agreement, the Release Agreement or the Contemplated Transactions.
2.22 Brokers. No broker, finder, investment banker or other Person (other than Roth Capital Partners, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. There are no other Acquired Corporation Contracts between the Acquired Corporations and Roth Capital Partners, LLC pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

2.23 Foreign Corrupt Practices Act. Neither the Acquired Corporations, nor to the Knowledge of the Acquired Corporations, any agent or other Person acting on behalf of any of the Acquired Corporations, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to any Governmental Body’s officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by any of the Acquired Corporations (or made by any Person acting on their behalf of which any Acquired Corporation is aware) which is in violation of any Legal Requirement, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
2.24 PFIC. None of the Acquired Corporations is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of Code.
2.25 OFAC. None of the Acquired Corporations, any director or officer of the Acquired Corporations, or, to the Knowledge of the Acquired Corporations, any agent, employee, Affiliate or Person acting on behalf of any Acquired Corporation is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Acquired Corporations have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in violation of any U.S. sanctions administered by OFAC.
2.26 Money Laundering Laws. The operations of each of the Acquired Corporations are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Acquired Corporation with respect to the Money Laundering Laws is pending or, to the best Knowledge of the Acquired Corporations, threatened.
2.27 Additional PRC Representations and Warranties.
2.27(a) All material Consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each of the Acquired Corporations have been duly obtained from the relevant PRC Governmental Body or their respective local counterparts and are in full force and effect.
2.27(b) All filings and registrations with the PRC Governmental Bodies required in respect of each of the Acquired Corporations and their operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Bodies that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.
2.27(c) Each of the Acquired Corporations have complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Body. There are no outstanding rights to acquire, or commitments made by any of the Acquired Corporations to sell, any of their respective equity interests.
2.27(d) None of the Acquired Corporations is in receipt of any letter or notice from any relevant PRC Governmental Body notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Body for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by any of the Acquired Corporations.

2.27(e) The Acquired Corporations have conducted their respective business activities within their permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant Legal Requirements and with all requisite licenses and approvals granted by competent PRC Governmental Bodies. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of any of the Acquired Corporations’ business which is subject to periodic renewal, none of the Acquired Corporations has any Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Bodies.
2.27(f) With regard to employment and staff or labor, each of the Acquired Corporations have complied, in all material respects, with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.
2.28 Stamp Duty; Transfer Taxes. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of Parent to any Governmental Body in the British Virgin Islands, Hong Kong, the PRC or any other applicable jurisdiction or any political subdivision or taxing authority thereof or therein (other than on the net income of Parent where the net income of Parent is otherwise subject to taxation by the applicable jurisdiction), in connection with the Contemplated Transactions.
2.29 Majority Stockholder Written Consent Agreements. Each holder of Company Common Stock who executes and delivers a written consent pursuant to a Majority Stockholder Written Consent Agreement adopting this Agreement and approving the Merger is (a) an executive officer, Affiliate, or director of the Company, a founder of the Company or such founder’s family member, or a holder of 5% or more of the outstanding Company Common Stock, and (b) an “accredited investor” (as such term is defined in Rule 501(a) promulgated under the Securities Act).
2.30 Required Vote. The affirmative votes or written consents of the holders of a majority of the shares of Company Common Stock outstanding on the record date are the only votes or consents of the holders of any class or series of capital stock of the Company necessary under the NRS and the Company’s Articles of Incorporation to adopt or approve this Agreement and approve the Merger. The shares of Company Common Stock that are subject to the written consents delivered to Parent pursuant to the Majority Stockholder Written Consent Agreements are (and will continue through the Closing to be) sufficient to constitute the Required Company Stockholder Vote.
2.31 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy and Information Statement/Prospectus will, at the time the Joint Proxy and Information Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy and Information Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus.

SECTION 3: Representations and Warranties of Parent.
Parent represents and warrants to the Company as follows:
3.1 Organization and Good Standing.
3.1(a) Parent and Merger Sub are corporations duly incorporated, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use their respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or Merger Sub is party or by which Parent or Merger Sub or any of their respective assets are bound. Parent and Merger Sub are duly qualified to do business as foreign corporations and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and Merger Sub, taken as a whole.
3.1(b) Parent has made available to the Company through EDGAR copies of the Organizational Documents of Parent, as currently in effect.
3.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:
3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Agreements to which Parent is a party by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of the Certificate of Incorporation Amendment and, as required by the DGCL and NRS, the Certificates of Merger). The Board of Directors of Parent (the “Parent Board”) has approved this Agreement and declared it to be advisable. This Agreement and the Related Agreements to which Parent is a party have been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with their terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Agreement nor the Related Agreements to which Parent is a party, nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub; (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Merger Sub, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Merger Sub; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or Merger Sub is party or by which Parent or Merger Sub or any of their respective assets are bound; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or Merger Sub, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, or that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent.
3.2(c) Neither the execution and delivery of this Agreement and the Related Agreements to which Parent is a party by Parent, nor the performance of this Agreement and the consummation of the Contemplated Transactions by Parent, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and Blue Sky Laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Merger in any material respect, or would otherwise prevent Parent from performing its obligations under this Agreement in any material respect, or could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and Merger Sub.
3.2(d) The Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the Merger and the Contemplated Transactions. The execution and delivery of this Agreement by the Merger Sub and the consummation by the Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the Parent as the holder of a majority of the then outstanding shares of Merger Sub Common Stock and the filing of the Certificates of Merger as required by the DGCL and NRS). The Board of Directors of Merger Sub has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to Parent that it vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Merger Sub and constitutes the legal, valid and binding obligations of the Merger Sub, enforceable against the Merger Sub in accordance with its terms.
3.3 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $0.001 par value per share (“Parent Preferred Stock”). As of the date hereof, (a) 67,646,800 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 74,646,800 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent (“Parent Warrants”), and (c) no shares of Parent Preferred Stock are issued or outstanding. Except as set forth in this Section 3.3, there are no Contracts or other obligations relating to the issued or unissued capital stock of Parent or Merger Sub, or obligating Parent or Merger Sub to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or Merger Sub. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or Merger Sub is free and clear of all Encumbrances of any nature whatsoever. None of the outstanding equity securities or other securities of Parent or Merger Sub was issued in violation of the Securities Act or any other Legal Requirement. Parent is in control of Merger Sub for purposes of Section 368(a)(2)(D) of the Code.

3.4 SEC Reports. Parent has made available through EDGAR to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports:  (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (b) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.5 Financial Statements. The financial statements and notes contained or incorporated by reference in Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.
3.6 Absence of Certain Changes and Events. Since the filing of its Annual Report on Form 10-K for the year ended December 31, 2007, Parent has conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Effect on Parent, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on Parent, or:
3.6(a) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Parent, or (ii) any repurchase, redemption or other acquisition by Parent of any shares of capital stock or other securities;
3.6(b) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of a Parent Warrant), (ii) any option, warrant or right to acquire any capital stock or any other security of Parent (except for Parent Warrants), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Parent;
3.6(c) any amendment, to any Organizational Document of Parent, or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Parent;
3.6(d) any change of the methods of accounting or accounting practices of Parent in any material respect; and
3.6(e) any agreement or commitment to take any of the actions referred to in clauses (a) through (d) above.

3.7 Operation of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any business activities and has no assets, liabilities or obligations other than as contemplated by this Agreement.
3.8 No Undisclosed Liabilities. Parent has no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in Parent’s most recent balance sheet included in the Parent SEC Reports (the “Parent Balance Sheet”), or (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Parent Balance Sheet that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.
3.9 Legal Proceedings.
3.9(a) There is no pending Legal Proceeding (i) that has been commenced by or against Parent or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Parent, except for such Legal Proceedings as could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
3.9(b) To the Knowledge of Parent, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.
3.10 Board Approval. The Parent Board (including any required committee or subgroup of the Parent Board) has, as of the date of this Agreement, unanimously (i) declared the advisability of and approved the Merger and approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets (excluding deferred underwriting discounts and commissions).
3.11 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have not less than $350 million in a trust account (the “Trust Fund”), less such amounts, if any, as Parent is required to (a) set aside to pay any claims pursuant to DGCL Section 281(b), and (b) pay to stockholders who elect to have their shares converted into cash in accordance with the provisions of Parent’s Amended and Restated Certificate of Incorporation and that certain Investment Trust Management Agreement (the “Trust Agreement”), dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the Trust Fund.
3.12 Compliance. Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

3.13 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no officer or director of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s Knowledge, none of its officers has any direct or indirect ownership interest in any Person with whom Parent is Affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each officer of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s Knowledge, except as set forth in the Parent SEC Reports, no officer or director or any member of their immediate families is, directly or indirectly, interested in any material Contract with Parent (other than such contracts as relate to any such individual’s ownership of capital stock or other securities of Parent).
3.14 Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy and Information Statement/Prospectus will, at the time the Joint Proxy and Information Statement/Prospectus is mailed to the stockholders of Parent or the stockholders of the Company or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy and Information Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about any of the Acquired Corporations (or any of the Proposed Acquired Persons or other permitted acquisitions) supplied by any of the Acquired Corporations for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus.
3.15 Qualification as a Reorganization. None of Parent, Merger Sub or any of their respective Affiliates has taken or agreed to take any action, nor to Parent’s Knowledge, is there any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
SECTION 4: Conduct of Business.
4.1 Covenants of the Company. Except as set forth in Part 4.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each of the Acquired Corporations shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable Legal Requirements, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, none of the Acquired Corporations shall directly or indirectly, do any of the following without the prior written Consent of Parent, provided that such Consent shall not be unreasonably withheld:
4.1(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for reacquisition or repurchase upon forfeiture of unvested restricted stock pursuant to the terms of any applicable restricted stock purchase or grant agreement;

4.1(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than the issuance of shares to the Pilpol Stockholders, upon the exercise, settlement or conversion of Company Warrants, or upon conversion of the Notes, in each case, in accordance with the governing agreements relating thereto or their present terms);
4.1(c) amend its Organizational Documents, except as expressly provided by this Agreement;
4.1(d) acquire, or enter into any Purchase Document with respect to the acquisition of, (i) the assets or stock of any business or Person, by merger, consolidation, purchase of stock or assets, or otherwise, or (ii) any other assets that are material, in the aggregate, to the Acquired Corporations, taken as a whole, except (A) acquisitions of the Proposed Acquired Persons in accordance with the terms of the relevant Purchase Documents (as to which the Company will use reasonable efforts to substitute cash for Company Common Stock), and (B) purchases of inventory, components or, subject to Section 4.1(i) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;
4.1(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Acquired Corporations, except for the sale of inventory in the Ordinary Course of Business and transactions related thereto;
4.1(f) adopt or implement any stockholder rights plan;
4.1(g) enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of any Acquired Corporation;
4.1(h) (i) incur or suffer to exist any indebtedness for borrowed money in excess of $500,000, other than such indebtedness which existed as of December 31, 2007 as reflected on the Company Balance Sheet and other than the Notes, or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person in excess of $500,000, other than its direct or indirect wholly owned Subsidiaries, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

4.1(i) make any capital expenditures or other expenditures with respect to property, plant or equipment except for up to $25,000 per month for the Acquired Corporations, taken as a whole, in the Ordinary Course of Business;
4.1(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Legal Requirement or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
4.1(k) except as may be required to comply with any applicable Legal Requirement, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (ii) waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or Consent to any matter with respect to which its Consent is required under, any confidentiality, standstill or similar agreements to which any of the Acquired Corporations is a party;
4.1(l) modify, amend or terminate any Material Contract to which any of the Acquired Corporations is a party or, except in the Ordinary Course of Business, knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of any of the Acquired Corporations);
4.1(m) (i) enter into any material Contract or agreement, or (ii) except in the Ordinary Course of Business, license any material Proprietary Rights and/or Technology to or from any third party;
4.1(n) except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (A) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are no greater than the terms and conditions of the employees being replaced, (B) with respect to any open requisitions for employment existing on the date hereof or (C)  temporary employees or independent contractors hired in the Ordinary Course of Business terminable at will with no more than 10 business days notice without severance or ongoing benefit obligations), (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (other than increases not in excess of five percent (5%) of base salary granted to non-officer employees pursuant to performance reviews held in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or benefit plan;

4.1(o) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;
4.1(p) initiate, compromise or settle any material litigation or arbitration proceeding;
4.1(q) open or close any facility or office;
4.1(r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;
4.1(s) except with respect to any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations of the Acquired Corporations in the Ordinary Course of Business;
4.1(t) fail to (i) timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished, or (ii) use commercially reasonable efforts to cause the Company to implement necessary measures to ensure the Company’s compliance with the requirements of SOX applicable to the Company; or
4.1(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair or prevent the satisfaction of any conditions in Section 6 hereof other than as specifically provided for in this Section 4.1.
4.2 Covenants of Parent. From the date hereof until the Effective Time, unless the Company shall otherwise Consent in writing, which Consent shall not be unreasonably withheld, or as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause Merger Sub to, conduct its business in the Ordinary Course of Business and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with third parties and, except as would not cause a Material Adverse Effect on Parent, to keep available the services of its current key employees, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written Consent of Company, which Consent shall not be unreasonably withheld:
4.2(a) Parent shall not adopt or propose any material change in its Organizational Documents except for (i) the Certificate of Incorporation Amendment, (ii) such amendments required by any Legal Requirement or the rules and regulations of the SEC or the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange, or (iii) such amendments that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of Parent; and Parent shall not permit Merger Sub to adopt or propose any material change in their Organizational Documents except for such amendments that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of any business thereof;
4.2(b) Parent shall not, and shall not permit Merger Sub to, change any method of accounting or accounting principles or practices by Parent or Merger Sub, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or GAAP;
4.2(c) Parent shall not, and shall not permit Merger Sub to, fail to (i) timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished (except those filings by Affiliates of Parent required under Section 16(a) of the Exchange Act which do not have a Material Adverse Effect on Parent), or (ii) comply in all material respects with the requirements of the SOX applicable to it; and
4.2(d) Parent shall not, and shall not permit Merger Sub, to agree or commit to do any of the foregoing.

4.3 Confidentiality. The parties acknowledge that Parent and Company have previously executed a Mutual Nondisclosure Agreement dated as of February 29, 2008 (the “ Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.
SECTION 5: Additional Agreements.
5.1 No Solicitation.
5.1(a) From the date of this Agreement until the Effective Time, none of the Acquired Corporations shall, nor shall any of their Representatives, directly or indirectly:
(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, amending or granting any waiver or release under any covenant not to sue or similar agreement with respect to any Company Common Stock, except as expressly permitted by this Section); or
(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section).
5.1(b) Neither the Company Board nor any committee thereof shall:
(i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of the adoption of this Agreement;
(ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; or
(iii) authorize, cause or permit any of the Acquired Corporations to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal.
5.1(c) The Company shall promptly (within 24 hours) advise Parent orally and in writing, upon the Company gaining Knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person making any Acquisition Proposal.

5.1(d) Nothing contained in this Section 5.1 or otherwise contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, disclosure would be required under applicable Legal Requirements.
5.1(e) The Acquired Corporations shall, and shall cause their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
5.2 Joint Proxy and Information Statement/Prospectus; Registration Statement.
5.2(a) After the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Joint Proxy and Information Statement/Prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A, and Schedule 14A under the Exchange Act with respect to Parent, an information statement with respect to the Company, and the Form S-4 Registration Statement. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other party’s counsel in the preparation of the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of such party’s auditors in the preparation of the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement. In addition, insofar as such information is within the Company’s control, the Company shall provide promptly to Parent such information concerning the business affairs and financial statements of the Proposed Acquired Persons or other permitted acquisition as, in the reasonable judgment of Parent and the Company and their respective counsel, may be required or appropriate for inclusion in the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, and to the extent that it can do so, the Company shall cause the Proposed Acquired Persons to cooperate in the preparation of the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of such Proposed Acquired Person’s auditors in the preparation of the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other party in good faith) on any amendment or supplement on the Joint Proxy and Information Statement/Prospectus or the Form S-4 Registration Statement prior to the filing thereof with the SEC. The Company and Parent shall cause the Joint Proxy and Information Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Joint Proxy and Information Statement/Prospectus or any filing pursuant to Section 5.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Joint Proxy and Information Statement/Prospectus, the Merger or any filing pursuant to Section 5.2(b). Each of Parent and the Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all Legal Requirements.

5.2(b) If, at any time prior to the time that the Required Parent Stockholder Vote has been obtained (the “Specified Time”), any information is discovered or any event occurs with respect to Parent or any of the Acquired Corporations, or any change occurs with respect to the other information included in the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party learning of such information shall notify the other parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy and Information Statement/Prospectus, respectively, Parent shall use its reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable, and, Parent and the Company shall, as required by Legal Requirements, disseminate the information contained in such amendment or supplement to holders of Parent Common Stock and Company Common Stock; provided that, no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.
5.2(c) Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws and the rules and regulations thereunder.
5.2(d) Part 5.2(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, each term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (each, a “Purchase Document”) relating to proposed acquisitions by an Acquired Corporation of the assets or equity interests of any other Person (a “Proposed Acquired Person” and each of such currently proposed acquisitions, a “Proposed Acquisition”). Prior to the closing of any Proposed Acquisition, or any other permitted acquisition, the Company will obtain the financial statements (including, in each case, any notes thereto) and related pro forma financial information that would be required, pursuant to Regulation S-X, to be contained in the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement (the “Acquisition Financial Statements”). All Acquisition Financial Statements will (i) comply with the rules and regulations of the SEC (including Regulation S-X), (ii) be prepared in accordance with GAAP, (iii) fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the respective Proposed Acquired Persons as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements of any such Proposed Acquired Person, to (A) the omission of notes to the extent permitted by Regulation S-X, and (B) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to such Proposed Acquired Person), and (iv) be accompanied by an unqualified opinion of a registered independent public accounting firm acceptable to Parent and qualified to practice before the PCAOB.
5.3 Exchange Listing. Parent agrees to use commercially reasonable efforts to continue the quotation of Parent Common Stock on the American Stock Exchange, New York Stock Exchange or another national securities exchange during the term of this Agreement.

5.4 Access to Information. Each of Parent and the Company shall afford to each other’s officers, employees, accountants, counsel and other representatives, reasonable access (subject to Legal Requirements regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the date hereof through the Effective Time or the termination of this Agreement, to its (and the Company shall provide Parent with such access to each Proposed Acquired Person’s or other permitted acquisition’s) properties, books, contracts, commitments, personnel and records in a manner commensurate with due diligence conducted by any party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the parties or their respective Subsidiaries or the Proposed Acquired Persons, as the case may be, or create a risk of damage or destruction to any property or assets of the parties or their respective Subsidiaries. During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Parent and the Company, as the case may be, will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) access to such documents or information would risk of waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (ii) access to a Contract to which any of the Acquired Corporations or Parent and Merger Sub is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract.
5.5 Parent Stockholders’ Meeting.
5.5(a) Parent, acting through Parent’s Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of Parent and the rules of the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Form S-4 Registration Statement, the Parent Stockholders’ Meeting for the purpose of considering and voting upon (i) the adoption of this Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger and (iii) the adoption of the Certificate of Incorporation Amendment (the “Parent Voting Proposal”). In connection therewith (A) the Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent and include such recommendation in the Joint Proxy and Information Statement/Prospectus, (B) neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to the Company the recommendation of the Parent Board that the Parent’s stockholders vote in favor of the Parent Voting Proposal, and (C) Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall take all other action necessary or advisable to secure the Required Parent Stockholder Vote. Nothing contained in this Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit Parent from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, such action is required under applicable Legal Requirements.

5.5(b) Except to the extent required by Legal Requirements, Parent shall not (i) change the date specified in the Joint Proxy and Information Statement/Prospectus for the Parent Stockholders’ Meeting or (ii) postpone, delay or adjourn the Parent Stockholders’ Meeting, except, in each case, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy and Information Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders’ Meeting, or (B) if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders’ Meeting to constitute a quorum or otherwise to approve the Parent Voting Proposal, in which case Parent may postpone, delay, or adjourn the Parent Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Parent Stockholder Vote as promptly as practicable in the prevailing circumstances.
5.6 Legal Conditions to the Merger.
5.6(a) Subject to the terms hereof, including Section 5.6(b), the Company and the Parent shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as reasonably practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Acquired Corporations or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of Merger, (iii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) any applicable Antitrust Laws, and any related governmental request thereunder, and (C) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall cooperate with each other in connection with the making of all such filings (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use all commercially reasonable efforts (subject to Legal Requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Legal Requirement (including all information required to be included in the Joint Proxy and Information Statement/Prospectus and the Form S-4 Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 5.6(a) shall modify or affect their respective rights and responsibilities under Section 5.6(b).
5.6(b) Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use all commercially reasonable efforts to obtain, as applicable, any government clearances, approvals, actions, or non-actions required to satisfy the conditions contained in Section 6 under any Legal Requirement, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.

The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, the Company shall (i) keep Parent informed of any communication received from, or given to, any Governmental Body and of any communication received from or given to any Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of the Company) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (ii) permit Parent to review in advance any communication given by the Company to, and consult with Parent in advance of any meeting or conference with, any Governmental Body or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of Company) and, to the extent permitted by such Governmental Body or other Person, give Parent the opportunity to attend and participate in such meetings and conferences.
5.6(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Company nor any of their Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).
5.6(d) Each of Parent and the Acquired Corporations shall give any notices to third parties, and use all commercially reasonable efforts to obtain any third party Consents related to or required in connection with the Merger that are (i) necessary to consummate Merger, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent the occurrence of an event that would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, prior to or after the Effective Time.
5.7 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement, except as may be required by any applicable Legal Requirements, fiduciary duties or the listing requirements of any national exchange or the OTC-BB. Each party hereto shall use reasonable efforts to provide copies of such press release or other announcement to the other party, and give due consideration to such comments of such other party prior to such release or announcement.
5.8 Section 368(a) Reorganization. Parent and Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.
5.9 Exchange Listing of Additional Shares. Parent shall, if required by the rules of the American Stock Exchange, New York Stock Exchange or any other national securities exchange on which the Parent Common Stock is then listed, file with the American Stock Exchange, New York Stock Exchange or other applicable national securities exchange a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

5.10 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written Consent, which will not be unreasonably withheld or delayed.
5.11 Indemnification.
5.11(a) From and after the Effective Time, Parent shall, to the fullest extent permitted by Legal Requirements, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of any of the Acquired Corporations (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist at the Effective Time.
5.11(b) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.11.
5.11(c) The provisions of this Section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by any Legal Requirement, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section.
5.12 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality or that makes reference to a Material Adverse Effect to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
5.13 Approval of Stockholders. The Company shall promptly after the date hereof take all action necessary in accordance with the NRS and its Articles of Incorporation and Bylaws to obtain the written consents required to be executed and delivered pursuant to the Majority Stockholder Written Consent Agreements from the holders of Company Common Stock listed on Schedule D evidencing such holders’ adoption of this Agreement and approval of the Merger.

5.14 Exemption from Liability Under Section 16(b).
5.14(a) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock or Converted Warrants, as applicable, in exchange for shares of Company Common Stock or outstanding Company Warrants pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
5.14(b) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Parent Insiders (as defined below) of Parent Common Stock or Converted Warrants, as applicable, in exchange for shares of Company Common Stock or outstanding Company Warrants pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
5.14(c) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or outstanding Company Warrants deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock or Converted Warrants in connection with the Merger, which shall be provided by the Company to Parent within ten (10) business days after the date of this Agreement.
5.14(d) For purposes of this Agreement, “Company Insiders” mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company equity securities, as listed in the Section 16 Information, and “Parent Insiders” mean those Company Insiders, if any, who after the consummation of the Merger will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent equity securities.
5.15 Tax Matters.
5.15(a) From the date of this Agreement until the Effective Time, the Acquired Corporations, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by Legal Requirements and properly granted by the appropriate authority, provided that, the Company notifies Parent that any of the Acquired Corporations is availing itself of such extensions, and (ii) pay all Taxes shown as due on such Tax Returns.
5.15(b) Each party shall reasonably cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Contemplated Transactions. From the date hereof through the Effective Time, the Acquired Corporations shall use reasonable efforts to provide Parent with any other Tax information reasonably requested by Parent.

5.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
5.17 Appointment of Parent Directors. Effective as of the Effective Time, Parent shall increase the size of the Parent Board by two members for a total of seven (7) directors and shall cause to be appointed to the Parent Board two current members of the Company Board designated by the Company and reasonably acceptable to Parent.
5.18 No Claim Against Trust Fund; Sole Remedy For Termination of Agreement. The Company has read and understands (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). The Company acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, the Company acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that the Company may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement pursuant to Section 7.1, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”), and the Company hereby waives any and all Claims against any of Parent’s vendors that have issued a Trust Waiver to Parent in connection with services provided to Parent. Notwithstanding the foregoing, this Section 5.18 shall not constitute a waiver of any other remedy of the Company under this Agreement.
SECTION 6: Conditions to Merger.
6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
6.1(a)
(i) This Agreement, the Related Agreements and the Merger shall have been adopted and approved by the Required Company Stockholder Vote as evidenced by the written consents executed and delivered pursuant to the Majority Stockholder Written Consent Agreements;
(ii) the Parent Voting Proposal shall have been approved at the Parent Stockholders’ Meeting by the Required Parent Stockholder Vote;
(iii) the Certificate of Incorporation Amendment shall have been approved at the Parent Stockholders’ Meeting and filed with the Secretary of State of the State of Delaware to be effective as of the Closing;
(iv) holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation (the “Cash Conversion Election”).

6.1(b) Any waiting period applicable to the consummation of the Merger under applicable Antitrust Laws shall have expired or been terminated, and all other necessary approvals under applicable Antitrust Laws shall have been obtained.
6.1(c) Other than the filing of the Certificates of Merger, all authorizations, Consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the consummation of the other transactions contemplated by this Agreement and the Related Agreements, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations taken as a whole or the Parent.
6.1(d) The Form S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy and Information Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.
6.1(e) No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction (preliminary or permanent) or other Legal Requirement which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement and the Related Agreements.
6.1(f) Each of Company and Parent shall have received a written opinion from its respective counsel, dated as of the Closing Date, based on appropriate representations of the Parent, the Company and their respective Affiliates, and such other facts, circumstances, assumptions and agreements as counsel shall deem relevant, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Parent, Merger Sub and the Company shall each execute and deliver to such counsel tax representation letters requested by such counsel, and upon which such counsel can rely, in connection with such written opinions.
6.2 Additional Conditions to Obligations of Parent and the Merger Sub. The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Sub:
6.2(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct  as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) the representations and warranties of the Company set forth in Section 2.3 shall be true and correct in all but de minimis respects and (iii) as to all representations and warranties of the Company other than those set forth in Section 2.3, where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect on the Acquired Corporations taken as a whole.

6.2(b) The Acquired Corporations shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
6.2(c) No Material Adverse Effect with respect to the Acquired Corporations taken as a whole shall have occurred since the date of this Agreement.
6.2(d) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company certifying that the conditions set forth in Sections 6.2(a), (b) and (c) above have been satisfied.
6.2(e) There shall not be instituted or pending any action or proceeding by any Governmental Body (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Parent or Merger Sub of all or any material portion of the business of the Acquired Corporations or of the Parent or Merger Sub or to compel the Parent or Merger Sub to dispose of or hold separate all or any material portion of the business or assets of the Acquired Corporations or of the Parent or Merger Sub, or (ii) seeking to impose limitations on the ability of the Parent or Merger Sub effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation, other Acquired Corporations or other permitted acquisitions) including the right to vote any such shares on any matters properly presented to stockholders or seeking to require divestiture by the Parent or Merger Sub of any such shares.
6.2(f) Holders of no more than five percent (5%) of the shares of Company Common Stock outstanding immediately before the Effective Time shall have taken action to exercise their dissenters’ rights pursuant to Section 92A.380 of the NRS.
6.2(g) Parent shall have received (i) the opinion of Thelen Reid Brown Raysman & Steiner LLP, the Company’s special counsel (“Thelen”); (B) the opinion of Hale Lane Peek Dennison and Howard, LLP, the Company’s special Nevada counsel; (C) the opinion of De Heng Law Firm, the Company’s PRC counsel; (D) the opinion of F. Zimmern & Co., the Company’s Hong Kong counsel; and (E) the opinion of Maples and Calder, the Company’s British Virgin Islands counsel, each dated as of the Closing Date, in form and substance reasonably satisfactory to Parent.
6.2(h) Parent shall have received a “comfort” letter in customary form from G.H.P. Horwath, PC (“Horwath”), dated the date of effectiveness of the Joint Proxy and Information Statement/Prospectus (or such other date or dates reasonably acceptable to Parent), including, with respect to the financial statements and other financial and pro forma information of the Acquired Corporations and the Proposed Acquired Persons included in the Joint Proxy and Information Statement/Prospectus.
6.2(i) The Company shall have corrected material deficiencies of which the Company has been advised by Thelen contained in any Company SEC Report, registration statement, form, report or document filed by it with the SEC since May 14, 2007, or required by the SEC.
6.2(j) Parent shall have received a written report from Horwath setting forth any and all deficiencies, significant deficiencies, and/or material weaknesses noted in connection with the Company’s compliance efforts with Section 404 of SOX, and a separate written description from the Company of the remediation and/or proposed remediation plans for such deficiencies, significant deficiencies, and/or material weaknesses.

6.2(k) At or prior to Closing, the Company shall have delivered to Parent copies of resolutions and actions taken by the Company Board and the Company’s stockholders in connection with the approval of this Agreement and the Related Agreements.
6.2(l) The parties shall have agreed to the persons to be listed on Part 6.2(l) of the Company Disclosure Schedule and such persons shall have delivered written resignations from their positions and offices with the Acquired Corporations.
6.2(m) The Majority Stockholder Written Consent Agreements shall remain effective, the cash or stock elections, as applicable, made thereunder shall remain in full force and effect and the transactions that are required to be consummated by the Effective Time shall have been consummated.
6.2(n) The Undertaking Agreement shall remain effective and the transactions contemplated thereby that are required to be consummated at or prior to the Effective Time shall have been consummated.
6.2(o) The Conversion Agreement shall remain effective, the stock election made thereunder shall remain in full force and effect and the transactions contemplated thereby that are required to be consummated at or prior to the Effective Time shall have been consummated.
6.2(p) The Release Agreement shall remain effective, the stock election made thereunder shall remain in full force and effect and the transactions contemplated thereby that are required to be consummated at or prior to the Effective Time shall have been consummated, including, without limitation, the termination of the Make Good Escrow Agreement.
6.2(q) Xu Hong Bin shall have entered into an employment and non-competition agreement on terms and conditions acceptable to Parent and him.
6.2(r) The Company shall have implemented a bonus plan for Xu Hong Bin and other officers of the Company consisting of a $15 million bonus pool based on the Company’s net income for the fiscal year ending December 31, 2009, as adjusted for stock compensation and expenses of the office of the Chairman and the bonuses themselves and certain contingent payments.
6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:
6.3(a) The representations and warranties of Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect on Parent.
6.3(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.
6.3(c) The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent and the Chief Financial Officer of Parent certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) above have been satisfied.
6.3(d) The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on the American Stock Exchange, New York Stock Exchange or another national securities exchange, subject to official notice of issuance.

SECTION 7: Termination and Amendment.
7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of Merger by the stockholders of the Company or the sole stockholder of the Merger Sub:
7.1(a) by mutual written Consent of Parent, Merger Sub and the Company;
7.1(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2008 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;
7.1(c) by either Parent or the Company if (i) a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) as of the Effective Date, there shall be pending, or there shall be overtly and credibly threatened in writing, any action, suit or proceeding by any Governmental Body or other Person, having a reasonable likelihood of success, which, if successful, would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations or Parent;
7.1(d) by Parent, if it has not promptly received after execution of this Agreement, an Undertaking Agreement executed by each holder of Company Common Stock set forth on Schedule B, the Release Agreement, the Conversion Agreement or either of the Majority Stockholder Written Consent Agreements;
7.1(e) by either Parent or the Company if at the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) at which a vote on the Parent Voting Proposal is taken, the Parent Voting Proposal shall not have been approved by the Required Parent Stockholder Vote (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement);
7.1(f) by Parent if at the Parent Stockholders’ Meeting (including any adjournment or postponement thereof), the holders make a Cash Election Conversion;
7.1(g) by Parent, if the Company shall have willfully breached its obligations under Section 5.1;
7.1(h) by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or 6.2 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date; or

7.1(i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by Parent of written notice from the Company of such breach or failure to perform from the Company or the Outside Date.
7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and, except as set forth in Section 7.3, there shall be no liability or obligation on the part of Parent, the Company, the Merger Sub or their respective officers, directors, stockholders, or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation, and (b) the provisions of Sections 4.3 (Confidentiality) and the Confidentiality Agreement, Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses) and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
7.3 Fees and Expenses. Except as otherwise provided below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and Parent shall share equally (i)  all fees and expenses incurred by Parent or the Company in seeking approvals under applicable Antitrust Laws, and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Joint Proxy and Information Statement/Prospectus (including any related preliminary materials) and the Form S-4 Registration Statement and any amendments or supplements thereto. If this Agreement is terminated by the Company pursuant to Section 7.1(e) or by Parent pursuant to Section 7.1(f) and, prior to November 16, 2009, Parent acquires one or more operating businesses, in a single transaction or series of contemporaneous transactions, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination having collectively a fair market value (as calculated in accordance with Parent’s Amended and Restated Certificate of Incorporation) of at least eighty percent (80%) of Parent’s net assets (excluding deferred underwriting discounts and commissions) at the time of the acquisition, then Parent shall pay to the Company as its sole right and remedy an amount equal to all of the Company’s fees, costs and expenses of the Company’s attorneys, accountants and other service providers incurred by the Company in respect of the Merger prior to such termination, provided that such amount shall not exceed $2 million.
SECTION 8: Miscellaneous Provisions.
8.1 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company, Parent or Merger Sub; provided, however, that, after the adoption and approval of this Agreement and the Contemplated Transactions by the stockholders of the Company, (a) no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the stockholders of the Company, or if such approval is otherwise required under applicable Law, and (b) no amendment may be made that would increase the amount of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger unless all stockholders of the Company have the right to share pro rata in such increase; provided, further, that from and after the date of this Agreement, whether or not any such stockholder approval of this Agreement has been obtained, without the prior written Consent of each Note holder this Agreement may not be amended (i) to lower the Exchange Ratio, (ii) to change the terms of the Contingent Payments (as such terms are defined in the Conversion Agreement and Release Agreement), (iii) to change the time periods set forth in Section 7.1(b), (iv) to amend Section 8.1, Section 8.2 or the last sentence of Section 8.12, or (v) to increase the consideration provided to certain holder’s of the Company Common Stock without proportionately increasing the consideration provided to stockholders. Subject to the foregoing, this Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

8.2 Waiver.
8.2(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
8.2(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
8.3 No Survival. Except in connection with, and to the extent provided in, the Conversion Agreement, the Release Agreement, the Undertaking Agreements, and the Majority Stockholder Written Consent Agreements, none of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.
8.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Conversion Agreement, the Release Agreement, the Undertaking Agreements, and the Majority Stockholder Written Consent Agreements, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.
8.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.
8.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
8.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.
8.6 Governing Law. Except to the extent that the corporate laws of the State of Nevada or the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
8.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any Legal Requirement. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.
8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.9 Disclosure Schedules.
8.9(a) The Company Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty, except that the disclosure made by the Company in the Company Disclosure Schedule with respect to any representation or warranty hereunder will be deemed to have been made with respect to any other representation and warranty requirement the same or similar disclosure to the extent that the relevance of such disclosure to such other representations and warranties is reasonably evident from the face of such disclosure.
8.9(b) If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Statement (other than an exception set forth as such in the Company Disclosure Schedule), the statements in this Agreement will control.
8.10 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
8.11 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights hereunder may be assigned by such party without the prior written Consent of the other party. No party may assign or delegate its obligations hereunder. Any attempted assignment of this Agreement or of any such rights by the Company without such Consent shall be void and of no effect.
8.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 5.11 “Indemnification.” Notwithstanding the foregoing, the holders of Notes party to the Conversion Agreement shall be express third party beneficiaries of this Agreement with respect to the provisos of Section 8.1, Section 8.2 and the last sentence of this Section 8.12.
8.13 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:
Company (before the Closing):
China Water and Drinks, Inc.
Unit 07, 6/F, Concordia Plaza
1 Science Museum Road
Tsimshatsui East, KO K3 00000
Attention: Xu Hong Bin
Fax no.: +86.20.3435.1997

with a copy to:
Thelen Reid Brown Raysman & Steiner LLP
875 3rd Avenue
New York, New York 10222
Attention: Richard S. Green
Fax no.: 212.603.2001
and:
Thelen Reid Brown Raysman & Steiner LLP
701 Eighth Street, NW
Washington, D.C. 20001
Attention: Joseph R. Tiano, Jr.
Fax no.: 202.654.1877
Parent and Merger Sub:
Heckmann Corporation
75080 Frank Sinatra Drive
Palm Desert, California 92211
Attention: Don Ezzell
Fax no.: 760.341.3727
with a copy to:
DLA Piper US LLP
2415 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Steven D. Pidgeon
Fax no.: 480.606.5524
8.14 Construction; Usage.
8.14(a) In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;
(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii) reference to any gender includes each other gender;
(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof unless the context requires otherwise;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(vii) “or” is used in the inclusive sense of “and/or”;
(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and
(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.
8.14(b) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
8.14(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
8.15 Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
8.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
[Remainder of page intentionally left blank – signature page follows]

Execution Copy
In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Heckmann Corporation

By:	/s/ Richard J. Heckmann

Name:	Richard J. Heckmann

Title:	Chief Executive Officer and Chief Financial Officer

Heckmann Acquisition II Corp.

By:	/s/ Richard J. Heckmann

Name:	Richard J. Heckmann

Title:	Chief Executive Officer and Chief Financial Officer

China Water and Drinks, Inc.

By:	/s/ Xu Hong Bin

Name:	Xu Hong Bin

Title:	President

Exhibit A
Certain Definitions
For purposes of the Agreement (including this Exhibit A):
Acquired Corporation(s). An “Acquired Corporation” means the Company or any of its Subsidiaries, and the “Acquired Corporations” means the Company and all of its Subsidiaries.
Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract (a) to which any of the Acquired Corporations is a party, (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation, or (c) under which any of the Acquired Corporations has or may acquire any right or interest.
Acquired Corporation Product(s). “Acquired Corporation Product(s)” means each and all of the products developed or distributed by any Acquired Corporation, whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.
Acquired Corporation Proprietary Rights. “Acquired Corporation Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.
Acquired Corporation Technology. “Acquired Corporation Technology” means all Technology owned by any Acquired Corporation or used in the conduct of the business of any Acquired Corporation as currently conducted or contemplated to be conducted.
Acquisition Program. “Acquisition Program” shall mean the (i) Proposed Acquisitions, and (ii) currently contemplated business acquisitions and capital expansion projects as previously disclosed in writing to Parent prior to the date hereof.
Acquisition Proposal. “Acquisition Proposal” shall mean  any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving any of the Acquired Corporations, in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of Company Common Stock, (ii) the issuance by any of the Acquired Corporations of its equity securities (other than pursuant to any underwritten or broadly distributed offering), considered as a whole, (iii) the acquisition (including, without limitation, through any license or lease, other than nonexclusive licenses or purchases of assets in the Ordinary Course of Business) in any manner, directly or indirectly, of assets of any of the Acquired Corporations, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined under Section 13(d) of the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of the outstanding shares of Company Common Stock, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Acquired Corporations in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly shall acquire beneficial ownership of outstanding securities of any class of voting securities of any of the Acquired Corporations, or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the transactions contemplated by this Agreement.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving an Acquisition Proposal.
Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.
Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.
Antitrust Laws. “Antitrust Laws” shall mean any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.
Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.
Coca-Cola Agreements. “Coca-Cola Agreements” shall mean (i) that certain processing agreement by and between Jilin COFCO Coca-Cola Beverages Co. Ltd. and Changchun Taoda Beverage Co. Ltd. dated September 1, 2005, (ii) that certain processing agreement by and between Guangdong Taigu Coca-Cola Beverages Co. Ltd. and Guangdong Taoda Beverage Co. Ltd. dated January 1, 2008, (iii) that certain processing agreement by and between Nanning Coca-Cola Beverages Co. Ltd. and Nanning Taoda Beverage Co. Ltd. dated January 1, 2006, (iv) that certain processing agreement by and between Qingdao Coca-Cola Beverage Co. Ltd. and Shandong Taoda Beverage Co. Ltd. with an effective term from March 1, 2008 to February 28, 2010, and (v) that certain processing agreement by and between Shenyang Coca-Cola Beverage Co. Ltd. and Changchun Taoda Beverage Co. Ltd. dated March 29, 2007.
Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.
Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by Contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.

Copyrights. “Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.
DGCL. “DGCL” shall mean the Delaware General Corporation Law.
Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
Environment. “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
Environmental Law. “Environmental Law” shall mean any Legal Requirement that requires or relates to:
(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
(b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment;
(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(e) protecting resources, species, or ecological amenities;
(f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances;
(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or
(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
Facilities. “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Corporation.
Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred herein were prepared.
Governmental Authorization. “Governmental Authorization” shall mean any, (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or (b) right under any Contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any, (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
Hazardous Materials. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
Issued Patents. “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.
Joint Proxy and Information Statement/Prospectus. “Joint Proxy and Information Statement/Prospectus” shall mean the joint proxy and information statement/prospectus to be sent to the Company’s stockholders in connection with the Stockholders Written Consents and to the Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter after conducting a reasonable inquiry of appropriate senior executives and responsible key employees of the Company or Parent, as applicable, concerning the existence of such fact or other matter. The Company and Parent, respectively, will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of Parent or Mr. Hong Bin Xu, with respect to the Company, respectively, has, or at any time had, Knowledge of such fact or other matter.
Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange upon which the Parent Common Stock or the Company Common Stock is then listed or traded). Reference to any Legal Requirement means such legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section other provision.
Material Adverse Effect.
An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or development (including, without limitation, changes in political conditions or Legal Requirements) has or would have a material adverse effect on (a) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, including, without limitation, any reduction in business received by the Company under the Coca-Cola Agreements, (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, (c) the ability of the Company to consummate the Proposed Acquisitions, or carry into effect the Acquisition Program, except, with respect to (a), (b) and (c), to the extent that an such event, violation, inaccuracy, circumstance or development results directly and proximately from (i) changes in economic conditions in any country in which the Acquired Corporations operate, except to the extent that the same disproportionately impact the Acquired Corporations as compared to other similarly situated companies, (ii) changes to the economic conditions affecting the industries in which the Acquired Corporations operate, except to the extent that the same disproportionately impact the Acquired Corporations as compared to other companies in the industries in which the Acquired Corporations operate, (iii) changes that are primarily attributable to the announcement of this Agreement, and (iv) changes in the market price or trading volume of the Company Common Stock; provided, however, that with respect to (i), (ii), (iii) and (iv), the underlying causes of such changes shall not be excluded.
An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or development (including, without limitation, changes in political conditions or Legal Requirements) has or would have a material adverse effect on (a) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of Parent and Merger Sub taken as a whole, or (b) the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under the Agreement, except to the extent that an such event, violation, inaccuracy, circumstance or development results directly and proximately from (i) changes that are primarily attributable to the announcement of this Agreement, (ii) changes in the market price or trading volume of Parent Common Stock (provided that the underlying causes of such changes shall not be excluded), and (iii) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately impact Parent and Merger Sub as compared to other companies affected by the change in Legal Requirements or GAAP.

Merger Sub Common Stock. “Merger Sub Common Stock” shall mean the Common Stock, $.01 par value per share, of Merger Sub.
NRS. “NRS” shall mean the Nevada Revised Statutes.
Occupational Safety and Health Law. “Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
Off-Balance Sheet Arrangement. “Off-Balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an Entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have (a) any obligation under a direct or indirect guarantee or similar arrangement, (b) a retained or contingent interest in assets transferred to an unconsolidated Entity or similar arrangement, (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements, or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation (i) obligations that are not classified as a liability according to GAAP, (ii) contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable, or (iii) liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but, in each case, exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).
Ordinary Course of Business. “Ordinary Course of Business” shall mean the Ordinary Course of Business consistent with past custom and practice (including with respect to frequency and amount).
Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.
Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on the Parent Voting Proposal.
Part. “Part” shall mean a part or section of the Company Disclosure Letter.
Patents. “Patents” shall mean the Issued Patents and the Patent Applications.
Patent Applications. “Patent Applications” shall mean all published and unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

Permitted Encumbrances. “Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (e) Encumbrances that do not materially affect the use or anticipated use of the property.
Person. “Person” shall mean any individual, Entity or Governmental Body.
PRC. “PRC” shall mean the People’s Republic of China.
PRC Governmental Body. “PRC Governmental Body” shall mean a Governmental Body of the PRC.
PRC Subsidiaries. “PRC Subsidiaries” shall mean Guangdong Taoda Drink Co. Ltd., Zhanjiang Taoda Drink Co. Ltd., Changchun Taoda Beverage Co. Ltd., Shandong Olympic Forward Drink Co. Ltd., Nanning Taoda Drink Co., Ltd. and Shenyang Aixin Co. Ltd.
Proprietary Rights. “Proprietary Rights” shall mean any (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, domain names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) protections or rights under neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances, and all other intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties or rights), (b) renewals, extensions and restorations of any of the foregoing, now or hereafter in force and effect, whether worldwide or in individual countries or regions, or (c) any right to use or exploit any of the foregoing.
Registered Copyrights. “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.
Registered Trademarks. “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.
Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
Required Company Stockholder Vote. “Required Company Stockholder Vote” shall mean the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote.
Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean (i) the affirmative vote to adopt this Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting and constituting a quorum for the purpose of voting on such approval, and (ii) the absence of a Cash Conversion Election.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.
Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
Technology. “Technology” shall mean all manufacturing and operating specifications, data processes, process technology, plans, drawings, blueprints, formulae, designs, algorithms, data, databases, data collections and compilations, models, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, improvements, logic, code, work of authorship and any other tangible or intangible form of technology, information or know-how.
Trade Secrets. “Trade Secrets” shall mean all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes including fabrication process architecture and process flow, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.
Trademarks. “Trademarks” shall mean all (a) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols for which registrations has been obtained.

Exhibit B
Form of Conversion Agreement

B-1

Exhibit C
Form of Undertaking Agreement

C-1

Exhibit D
Form of Release Agreement

D-1

Exhibit E
Form of Majority Stockholder Written Consent Agreement

E-1

Exhibit F
Form of Registration Rights Agreement

F-1

Schedule A
List of Signatories for Conversion Agreement
1.	The Pinnacle Fund, L.P.

2.	Pinnacle China Fund, L.P.

3.	Goldman Sachs International

4.	Liberty Harbor Master Fund, L.P.

Schedule B
List of Signatories for Undertaking Agreement
1.	IPacific Asset Management

2.	IBroader Developments Limited

3.	Lap Woon Wong

4.	Sze Tang Li

5.	Canary Global Investments Inc.

6.	Chen Fang

Schedule C
List of Signatories for Release Agreement
1.	The Pinnacle Fund, L.P.

2.	Pinnacle China Fund, L.P.

3.	Southwell Partners, L.P.

4.	Westpark Capital, L.P.

5.	Sandor Capital Master Fund, L.P.

6.	Atlas Capital Master Fund, L.P.

7.	Atlas Capital (Q.P.), L.P.

8.	Centaur Value Fund

9.	United Centaur Master Fund

10.	Precept Capital Master Fund, G.P.

11.	Glacier Partners

12.	Aaron M. Gurewitz, as Trustee of the AMG Trust est. 1/23/07

13.	BTG Investments, LLC

14.	Gorden Roth

15.	Robert Stephenson

16.	John J. Weber

17.	Richard Shapiro

18.	Matthew Hayden

Schedule D
List of Signatories for Majority Stockholder Written Consent Agreements
1.	Xu Hong Bin

2.	Chen Xing Hua